AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan (the “Plan”) relating to the shares (collectively, the “Shares”) of Columbia Funds Series Trust I (the “Trust”), on behalf of each series thereof listed on Exhibit I hereto (each a “Fund”), has been adopted by the trustees of the Trust (the “Trustees”). The terms and conditions of this Plan shall apply with respect to the Trust on behalf of each Fund. This restatement of the Plan shall be effective as of the closing of the sale of the long-term asset management business of Columbia Management Group, LLC, including that portion of Columbia Management Advisors, LLC’s business that relates to the management of the Trust and each of its series, to Ameriprise Financial, Inc., the parent company of RiverSource Investments, LLC (the “Closing”).

Section 1. The Trust, on behalf of the Fund, will pay to the Distributor (as defined below) and such persons as may from time to time be engaged and appointed by the Trust or the Distributor to act as a shareholder servicing agent with respect to its Shares, a fee (the “Service Fee”) as compensation for the provision of personal services provided to investors in the Shares and/or the maintenance of shareholder accounts, at the aggregate annual rate not to exceed the percentage of the Fund’s average daily net assets attributable to such Shares set forth for such Fund on Exhibit II hereto. Subject to such limit and subject to the provisions of Section 6 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees and (b) the Disinterested Trustees (as defined below). The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. All payments under this Service Plan are intended to qualify as “service fees” as defined in Rule 2830 of the NASD Manual of the Financial Industry Regulatory Authority (“FINRA”).

Section 2. The Service Fee may be used by the Distributor, or any other recipient, for any purpose, including but not limited to (i) payment of expenses (including overhead expenses) of the Distributor or such other recipient for providing personal services to investors in the Fund and/or in connection with the maintenance of shareholder accounts, or (ii) payments made (or directed to be made) by the Distributor to any securities dealer or other organization (including, but not limited to, any affiliate of the Distributor) with which the Distributor has entered into a written agreement for this purpose, for providing personal services to investors in the Fund and/or the maintenance of shareholder accounts. The Service Fee may be in excess of the cost incurred by the Distributor or any other recipient in connection with the provision of personal services to investors in the Shares and/or the maintenance of shareholder accounts.

Section 3. Any officer designated by the Trust is authorized to execute and deliver, in the name of and on behalf of the Trust, a written agreement with the Distributor and one or more shareholder servicing agents in such a form as may be approved by the Board of Trustees from time to time and on such additional forms of agreement as such officer deems appropriate, provided that the officer determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that such officer determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees. In addition, the Trust may, pursuant to an agreement with the Distributor, authorize the Distributor to enter into agreements on behalf of Trust with one or more shareholder servicing agents in such a form as may be approved by the Board of Trustees from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the “Act”), or the rules and regulations thereunder) of both the Board of Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding Shares, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding Shares of the Fund.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A. That such agreement may be terminated with respect to any class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B. That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

Section 10. As used in this Plan, (a) the term “Disinterested Trustees” shall mean those Trustees who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term “majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission, and (c) the term “Distributor” shall mean RiverSource Fund Distributors, Inc. (expected to be known as Columbia Management Investment Distributors, Inc. following the Closing) or such other person(s) as may from time to time be appointed to serve as a principal underwriter of a Fund pursuant to Section 15(b) of the 1940 Act.

Section 11. This Plan is adopted by the Trustees as Trustees of the Trust, and not individually, and the obligations of the Trust hereunder are not those of the Trustees, officers, representatives or agents of the Trust individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the assets of the Trust, and all persons dealing with a Trust or Fund must look solely to the Trust property belonging to such Fund for the enforcement of any claims against the Trust.

Approved: April 20, 2010

EXHIBIT I

FUNDS

Columbia Asset Allocation Fund	Columbia Mid Cap Core Fund
Columbia Balanced Fund	Columbia Mid Cap Growth Fund
Columbia Blended Equity Fund	Columbia New Jersey Intermediate Municipal Bond Fund
Columbia Bond Fund	Columbia New York Intermediate Municipal Bond Fund
Columbia California Tax-Exempt Fund	Columbia New York Tax-Exempt Fund
Columbia Connecticut Intermediate Municipal Bond Fund	Columbia Oregon Intermediate Municipal Bond Fund
Columbia Connecticut Tax-Exempt Fund	Columbia Pacific/Asia Fund
Columbia Conservative High Yield Fund	Columbia Real Estate Equity Fund
Columbia Contrarian Core Fund	Columbia Rhode Island Intermediate Municipal Bond
Columbia Core Bond Fund	Columbia Select Large Cap Growth Fund
Columbia Disciplined Value Fund	Columbia Select Opportunities Fund
Columbia Dividend Income Fund	Columbia Select Small Cap Fund
Columbia Emerging Markets Fund	Columbia Short-Intermediate Bond Fund
Columbia Energy and Natural Resources Fund	Columbia Small Cap Core Fund
Columbia Federal Securities Fund	Columbia Small Cap Growth Fund I
Columbia Greater China Fund	Columbia Small Cap Value Fund I
Columbia High Yield Municipal Fund	Columbia Strategic Income Fund
Columbia High Yield Opportunity Fund	Columbia Strategic Investor Fund
Columbia Income Fund	Columbia Tax-Exempt Fund
Columbia Intermediate Bond Fund	Columbia Technology Fund
Columbia Intermediate Municipal Bond Fund	Columbia U.S. Treasury Index Fund
Columbia International Bond Fund	Columbia Value and Restructuring Fund
Columbia International Growth Fund	Columbia World Equity Fund
Columbia International Stock Fund
Columbia Large Cap Growth Fund
Columbia Liberty Fund
Columbia Massachusetts Intermediate Municipal Bond Fund
Columbia Massachusetts Tax-Exempt Fund

EXHIBIT II

COMPENSATION

Classes A, B, C, E, F and J Shares of a Columbia Fund except as otherwise specifically identified below:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net asset value of all Shares of such Fund class, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A, B and C of Columbia Tax-Exempt Fund, Columbia Intermediate Municipal Bond Fund and Columbia High Yield Municipal Fund:

The Servicing Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.20% of the average daily net asset value of all Shares of such Fund class, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Liberty Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net asset value attributable to shares issued prior to April 1, 1989, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia California Tax-Exempt Fund, Columbia Connecticut Tax- Exempt Fund, Columbia Massachusetts Tax-Exempt Fund and Columbia New York Tax- Exempt Fund:

The Servicing Fee shall be an annual rate not to exceed 0.10% of the average daily net asset value attributable to shares issued prior to December 1, 1994, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.

Classes A and B of Columbia Strategic Income Fund:

The Servicing Fee shall be an annual rate not to exceed 0.15% of the average daily net asset value attributable to shares issued prior to January 1, 1993, and an annual rate not to exceed 0.25% of the average daily net asset value attributable to shares issued thereafter, other than shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Servicing Fee shall be accrued daily and paid monthly in arrears.